Exhibit 10.20

EXECUTIVE MANAGEMENT
BONUS PROGRAM

NORTHSTAR NEUROSCIENCE, INC.

Overview

This Executive Management Bonus Program (the “Program”) of Northstar Neuroscience, Inc. (“Northstar” or the “Company”) is designed to provide bonuses to certain members of the Company’s management team, and other eligible employees, in the form of stock option grants. The purpose of the Program is to increase shareholder value by providing an incentive to such persons for positively influencing the Company’s business.

Program Effective Date	April 2006, subject to effectiveness of the PIP (as defined below)

Program Year	Northstar’s fiscal year, which ends on December 31

Bonus Consideration

All bonuses payable pursuant to the Program shall be in the form of stock options (each, an “Option” and collectively, the “Options”) granted pursuant to the Company’s 2006 Performance Incentive Plan (the “PIP”). Each Option shall be subject to the terms and conditions of the PIP and the Company’s standard form of stock option agreement. Options may be incentive stock options or non-qualified stock options, as determined at the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) at the time of grant. Vesting and other Option terms under the Program shall be determined at the sole discretion of the Compensation Committee. The exercise price of all Options granted pursuant to the Program shall be the fair market value of the Company’s common stock (the “Common Stock”) at the date of grant.

Annual Bonus Pool

The total number of shares of Common Stock underlying Options available for grant pursuant to the Program shall be equal to 0.425% of the Company’s average quarterly outstanding Common Stock, options and warrants on the last day of each calendar quarter during the relevant Program Year (the “Overall Bonus Pool”).

Eligibility	Northstar’s Section 16 reporting officers, and other personnel of the Company as designated by the Compensation Committee, are eligible to participate in the Program (the “Participants”).

The Chief Executive Officer (the “CEO”) and Executive Vice President(s) have the authority to recommend Participants. The Compensation Committee has the sole authority to designate Participants.

Eligibility will cease upon termination of the Participant’s employment, withdrawal of designation by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Program, termination of the Program by the Compensation Committee, or if the Participant engages, directly or indirectly, in any activity that is competitive with any Northstar activity.

If a Participant changes from an eligible position to an ineligible position during the Program Year, eligibility to participate will be at the discretion of the Compensation Committee.

Bonus Determination

The maximum number of Options that each Participant is eligible to receive under the Program in any Program Year shall be the number of Options that would be granted to the Participant under the Program if 100% of the Corporate Performance Goals (as defined below) are met and if the

Participant’s Individual Performance (as defined below), as assessed by the Compensation Committee, is determined to be 100%. The number of Options actually granted to a Participant (the “Actual Options”) shall be based on the achievement of Corporate Performance Goals and Individual Performance, as determined by the Compensation Committee.

A Participant’s Actual Bonus (as defined below) shall be determined by the Compensation Committee based on the following:

• First, the Compensation Committee will assess the Company’s performance against the Corporate Performance Goals and will determine an overall percentage of Corporate Performance Goals deemed satisfied during the Program Year. The Overall Bonus Pool will be multiplied by such percentage (up to 100%) to derive the aggregate number of Options potentially available for grant to Participants under the Program (the “Available Bonus Pool”). For example, if the Overall Bonus Pool is 200,000 shares and the Compensation Committee determines that 75% of the Corporate Performance Goals have been satisfied, the Available Bonus Pool for all Participants in the aggregate would be 150,000 Options.

• Second, the Compensation Committee will determine each Participant’s potential maximum bonus (the “Potential Bonus”) based on the Participant’s relative share of the Available Bonus Pool. Such relative share will be represented by the quotient obtained by dividing (x) the Participant’s cash salary received for the program year multiplied by a) 30% in the case of the CEO, b) 25% in the case of any executive vice presidents, and c) 20% in the case of each other Participant, divided by (y) the sum of all such amounts for all Participants. For example, if a Participant’s (other than the CEO or the EVP) salary was $150,000, such Participant’s numerator would be $30,000 ($150,000 x 20%). If adding up the other Participant’s numerators resulted in a total of $200,000, such Participant’s Potential Bonus would be equal to 15% ($30,000/$200,000) of the Available Bonus Pool, or 22,500 Options (150,000 Options x 15%).

• Third, the Compensation Committee will assess each Participant’s individual performance during the Program Year (“Individual Performance”), and will assign a percentage based on such performance, which will determine the actual bonus Options earned by such Participant (the “Actual Bonus”). The Potential Bonus will be multiplied by such percentage (up to 100%) to derive the Actual Bonus, represented by the aggregate number of Options, if any, actually earned by the Participant under the Program. For example, if the Compensation Committee determines that the Participant earned 80% of the Potential Bonus based on his or her Individual Performance, such Participant’s Actual Bonus would be 18,000 Options (22,500 Options x 80%).

Corporate Performance Goals

• In accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee shall select one or more corporate performance goal measures (the “Corporate Performance Goals”) from among clinical trial milestones, including enrollment; investigational device exemption filings and related FDA consents; intellectual property filings and patent issuances; product development milestones; clinical trial data analyses and results; financings and licensing agreements; financial results in comparison to budget; and other significant corporate milestones.

• The Compensation Committee may establish any special adjustments that will be applied in calculating whether the Corporate Performance Goals have been met to factor out extraordinary items.

Bonus Payout and Eligibility	Bonus Options will be granted according to the Program, if the Participant:

1) remains an employee of the Company through the end of the Program Year, unless employment is terminated prior to the end of the Program Year due to death or disability, and

2) refrains from engaging during the Program Year, directly or indirectly, in any activity that is competitive with any Northstar activity.

The Compensation Committee, in its discretion, may determine that the Actual Bonus for any Participant will be less than (but not greater than) the amount earned by such Participant under the Program.

Actual Bonus Prorations	If the Participant is on a leave of absence for a portion of the Program Year, the Compensation Committee in its discretion may reduce a Participant’s Actual Bonus on a pro-rata basis.

Administration

The Compensation Committee is responsible for administering the Program, determining the Corporate Performance Goals and the Individual Performance, determining the achievement of the Corporate Performance Goals and Individual Performance and otherwise determining all Option grants under the Program.

The Compensation Committee shall have the sole authority to interpret and construe the terms of this Program. All determinations by the Compensation Committee shall be final and conclusive.

Bonus Payout Administration

The Actual Bonus will be granted as soon as administratively feasible and is expected to be within approximately one hundred twenty (120) days after the end of the Program Year. No grant will be made to any Participant before the Compensation Committee has determined the Actual Bonus.

Termination of Employment

The Program is not a contract of employment for any period of time. Any Participant may resign or be terminated at any time for any or no reason. Employment and termination of employment are governed by Northstar policy and not by the Program.

Revisions to the Program

The Program will be reviewed by the CEO, Executive Vice President(s), and the Compensation Committee on a periodic basis for revisions. Northstar reserves the right at its discretion with or without notice, to review, change, amend or cancel the Program, at any time.

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